EXHIBIT 21

LIST OF SUBSIDIARIES AND THEIR COUNTRY OR STATE OF
INCORPORATION/OPERATION

•	iProcure, Inc.	Delaware
•	Datastream Systems International, Inc.	Delaware
•	Datastream FSC, Inc.	U.S. Virgin Islands
•	SQL Group, B. V.	The Netherlands
•	Datastream Systems, BV	The Netherlands
•	Datastream Systems (UK), Ltd.	The United Kingdom
•	Datastream, SA	France
•	SQL System Participates, BV	The Netherlands
•	SQL Systems Deutschland, GmbH	Germany
•	Datastream Systems, GmbH	Germany
•	Datastream Insta Holding GmbH	Germany
•	Datastream Systems GmbH & Co. KG	Germany
•	Asystum Participations, BV	The Netherlands
•	Datastream Systems Ireland Ltd.	Ireland
•	Sikasso Pte Ltd.	Singapore
•	Datastream Systems Pte Ltd.	Singapore
•	Datastream Systems Co., Ltd.	China
•	Datastream Systems Pte Ltd.	Japan
•	Datastream Systems Pty Ltd.	Australia
•	Computec Sistemas S.A.	Argentina
•	Datastream Systems de Mexico S.A. de C.V.	Mexico
•	Datastream Servicios Mexicanos, S. de R.L. de C.V.	Mexico
•	Datastream Systems do Brasil Ltda.	Brazil
•	Datastream Systems de Chile SRL	Chile
•	Perville, SA	Uruguay
•	Datastream Systems Latinamerica SRL	Uruguay